Exhibit (n)(5)

August 28, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated August 6, 2015 on our review of interim financial information of Apollo Investment Corporation (the “Company”) for the three month periods ended June 30, 2015 and 2014 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2015 is included in its Registration Statement on Form N-2, dated August 28, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us